Exhibit 10.19
AGREEMENT
          This Agreement is entered into on August 14, 2006, to be effective as of December 26, 2003 (the “Effective Date”), by and between Broncus Technologies, Inc., a California corporation (“Broncus”), and Asthmatx, Inc., a California corporation (“Asthmatx”).
RECITALS
          A. Broncus was assigned certain intellectual property, pursuant to an Agreement entered into with Michael Laufer (“Laufer”) and Menlo Ventures VII L.P. dated April 30, 1997 (the “Assignment Agreement”).
          B. In connection with such assignment of intellectual property, Broncus entered into an Agreement not to Sue effective April 30, 1997 with VNUS Medical Technologies, Inc., SURx, Inc. and Cordial Medical, Inc. (the “Agreement not to Sue”).
          C. Broncus organized Asthmatx as a subsidiary and transferred to it certain intellectual property received pursuant to the Assignment Agreement, and distributed its shares in Asthmatx to its shareholders in December 2003.
          D. Broncus entered into an Independent Consultant Agreement with Laufer dated May 27, 2003 which was effective February 8, 1997, which was assigned to Asthmatx on December 26, 2003 in connection with the organization of Asthmatx.
          E. The parties now want to enter into certain agreements related to the foregoing.
          NOW, THEREFORE, the parties hereto hereby agree as follows:
          1. Broncus acknowledges that Asthmatx may retain Laufer as a consultant in the field consisting of devices and procedures for providing asthma therapy and to own any invention that Laufer may make after the Effective Date in such field.
          2. Asthmatx acknowledges that Broncus may retain Laufer as a consultant in the field consisting of devices and procedures for providing emphysema therapy and to own any invention that Laufer may make after the Effective Date in such field.
          3. Asthmatx agrees that to the extent that Broncus licensed or assigned to it any Inventions (as defined in the Agreement not to Sue) that were assigned to Broncus pursuant to the Assignment Agreement, Asthmatx shall be subject to and hereby agrees to perform each and every of Broncus’ obligations related thereto set forth in the Agreement not to Sue.
          4. This Agreement reflects the entire agreement of the parties related to the subject matter hereof, may only be amended in writing and shall be governed by California Law.

          IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

Broncus Technologies, Inc.		Asthmatx, Inc.

By:	/s/ Cary Cole	By:	/s/ Glen French

Its:	President & CEO	Its:	President & CEO